As filed with the Securities and Exchange Commission on August 27, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REMEC, INC.

(Exact Name of Registrant as Specified in its Charter)

California	95-3814301
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3790 Via de la Valle, Suite 311

Del Mar, California 92014

(Address of Principal Executive Offices)

EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Ronald E. Ragland

Chairman & Chief Executive Officer

REMEC, INC.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

(Name and Address of Agent For Service)

(858) 505-3713

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

VICTOR A. HEBERT, ESQ.

RANDALL B. SCHAI, ESQ.

HELLER EHRMAN WHITE & MCAULIFFE LLP

333 BUSH STREET

SAN FRANCISCO, CALIFORNIA 94101

Telephone: (415) 772-6000

Facsimile: (415) 772-6268

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	2,000,000	$8.37	$16,740,000	$1,355

(1)	The shares covered by this registration statement represent the shares of Common Stock which have become available for issuance under the Registrant’s Employee Stock Purchase Plan as a result of amendments to such plans approved by the shareholders at the Registrant’s Annual Meeting of Shareholders held on June 20, 2003. Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on August 25, 2003.

STATEMENT UNDER GENERAL INSTRUCTION E

REGISTRATION OF ADDITIONAL SECURITIES

Unless otherwise noted herein, the content of the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission in connection with the Employee Stock Purchase Plan (File Nos. 333-04224, 333-37191, 333-67100 and 333-98343), are incorporated by reference into this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Sections 204(a) and 317 of the General Corporation Law of California. Sections 204(a) and 317 of the General Corporation Law of California provides that a corporation has the power to indemnify any of its agents who are made a party to, or are threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Proceeding”) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another enterprise, against expenses, judgments, fines, certain settlements and other amounts actually and reasonably incurred by the agent in connection with a Proceeding. Section 317 of the General Corporation Law of California also provides that to the extent an agent of a corporation has been successful on the merits in defense of any Proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in connection with that Proceeding.

Articles Fourth and Fifth of the Registrant’s Restated Articles of Incorporation provide as follows:

“Fourth: The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.”

“Fifth: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions, or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Code.”

Article V of Registrant’s Bylaws, as amended, provides as follows:

“The corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the California General Corporation Law; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the California General Corporation Law.”

The Registrant has entered into indemnification agreements with certain of its officers and directors.

Item 8.	Exhibits

5	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5)

24	Power of Attorney (page II-3)

99.1	REMEC, Inc. Employee Stock Purchase Plan (amended and restated as of June 20, 2003)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Del Mar, State of California, on this 27th day of August, 2003.

REMEC, INC.

By:	/s/ RONALD E. RAGLAND
Ronald E. Ragland
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald E. Ragland and David L. Morash his true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the registration statement on Form S-8, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD E. RAGLAND Ronald E. Ragland	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 27, 2003

/s/ DAVID L. MORASH David L. Morash	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2003

/s/ THOMAS A. CORCORAN Thomas A. Corcoran	Director	August 27, 2003

/s/ ANDRE R. HORN Andre R. Horn	Director	August 27, 2003

/s/ JEFFREY M. NASH Jeffrey M. Nash	Director	August 27, 2003

/s/ ROBERT W. SHANER Robert W. Shaner	Director	August 27, 2003

INDEX TO EXHIBITS

Item No.	Description of Exhibits

5	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5)

24	Power of Attorney (page II-3)

99.1	REMEC, Inc. Employee Stock Purchase Plan (amended and restated as of June 20, 2003)